UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statements Nos. 333-128667, 333-128668 and 333-150075

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FREMONT MICHIGAN INSURACORP, INC.

(Exact name of registrant as specified in its charter)

Michigan	421609947
(State of Incorporation)	(IRS Employer Identification No.)

933 East Main Street Fremont, Michigan	49412
(Address of Principal Executive Offices)	(Zip Code)

Fremont Insurance Company 401(k) Plan

Fremont Michigan InsuraCorp, Inc. Stock-Based Compensation Plan

Fremont Michigan InsuraCorp, Inc. Stock Incentive Plan of 2006

( Full title of the Plans )

Richard E. Dunning

President and Chief Executive Officer

Fremont Michigan InsuraCorp, Inc.

933 East Main Street

Fremont, Michigan 49412

(231) 924-0300

( Name, address and telephone number of agent for service )

With a copy to:

Paul D. Yared, Esq.

Foster Swift Collins & Smith PC

1700 E. Beltline NE, Suite 200

Grand Rapids, Michigan 49525

(616) 726-2250

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

REMOVAL OF SECURITIES FROM REGISTRATION

These Post-Effective Amendments (each, a “Post-Effective Amendment” and collectively, the “Post-Effective Amendments”) filed by Fremont Michigan InsuraCorp, Inc., a Michigan corporation (the “Company”) remove from registration all shares of Class A Common Stock, no par value per share (“Common Stock”) of the Company, registered under the following Registration Statements on Form S-8 (the “Registration Statements”) filed with the Securities and Exchange Commission:

•

Registration Statement on Form S-8 (Registration Number 333-128667), filed on September 29, 2005 pertaining to the registration of 206,000 shares of Common Stock (as adjusted for stock splits) relating to the Company’s 401(k) Plan, known as the Fremont Insurance Company 401(k) Plan;

•

Registration Statement on Form S-8 (Registration Number 333-128668), filed on September 29, 2005 pertaining to the registration of 88,796 shares of Common Stock (as adjusted for stock splits) relating to the Company’s Stock-Based Compensation Plan; and

•

Registration Statement on Form S-8 (Registration Number 333-150075), filed on April 4, 2008 pertaining to the registration of 154,500 shares of Common Stock (as adjusted for stock splits) relating to the Company’s Stock Incentive Plan of 2006.

On August 1, 2011, pursuant to the Agreement and Plan of Merger, dated as of April 15, 2011, among the Company, Auto Club Insurance Association, a Michigan reciprocal inter-insurance exchange (“Parent”), and ACG Acquisition Co., Inc., a Michigan corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (“Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. The Merger became effective on August 1, 2011 pursuant to a Certificate of Merger filed with the State of Michigan Department of Licensing and Regulatory Affairs, Bureau of Commercial Services, Corporation Division.

As a result of the Merger, the Company has terminated all offerings of its equity securities pursuant to its existing registration statements, including the Registration Statements. The Company hereby removes from registration all shares of Common Stock registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S–8 and has duly caused this Post–Effective Amendment No. 1 to the Registration Statements on Form S–8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of Michigan, on August 1, 2011.

FREMONT MICHIGAN INSURACORP, INC.

By:	/s/ Richard E. Dunning
Name: Richard E. Dunning
Title: President and Chief Executive Officer